Exhibit 99.3

Non-GAAP Financial Measures

Management evaluates the operating performance of Total System Services, Inc. (“TSYS”) based upon various non-generally accepted accounting principles (non-GAAP) measures, including net revenue and adjusted segment operating income. TSYS also uses these non-GAAP financial measures to evaluate and assess TSYS’ financial performance against budget.

Although not a substitute for GAAP, TSYS believes that non-GAAP financial measures are important to enable investors to understand and evaluate its ongoing operating results. Accordingly, TSYS includes non-GAAP financial measures when reporting its financial results to shareholders in order to provide them with an additional tool to evaluate TSYS’ ongoing business operations. TSYS believes that the non-GAAP financial measures are representative of comparative financial performance that reflects the economic substance of TSYS’ current and ongoing business operations.

Although non-GAAP financial measures are often used to measure TSYS’ operating results and assess its financial performance, they are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

TSYS believes that its use of non-GAAP financial measures provides investors with the same key financial performance indicators that are utilized by management to assess TSYS’ operating results, evaluate the business and make operational decisions on a prospective, going-forward basis. Hence, management provides disclosure of non-GAAP financial measures to give shareholders and potential investors an opportunity to see TSYS as viewed by management, to assess TSYS with some of the same tools that management utilizes internally and to be able to compare such information with prior periods. TSYS believes that the presentation of GAAP financial measures alone would not provide its shareholders and potential investors with the ability to appropriately analyze its ongoing operational results, and therefore expected future results. TSYS therefore believes that inclusion of non-GAAP financial measures provides investors with additional information to help them better understand its financial statements just as management utilizes these non-GAAP financial measures to better understand the business, manage budgets and allocate resources.

After the acquisition, TransFirst Holdings Corp. (“TransFirst”) will become part of TSYS’ Merchant segment.

With the acquisition of TransFirst, TSYS will change its non-GAAP revenue measure. The new measure will be net revenue and is defined as total revenues less reimbursable items, interchange and assessments. The table below shows the pro forma combined net revenue for 2015:

(in thousands)	TSYS	TransFirst	Eliminations	Pro forma Combined
Total revenues	$2,779,541	1,542,866	(22,733)	$4,299,674
Less:
Reimbursable items	280,192	—	(14,586)	265,606
Interchange and assessments	—	1,071,507	(13,681)	1,057,826

Net revenue	$2,499,349	471,359	5,534	$2,976,242

Based upon TSYS’ definition, TransFirst’s adjusted operating income for 2015 would be defined as:

(in thousands)
Operating income	$66,623
Add:
Amortization of acquisition intangibles	60,946
Corporate administrative expenses	12,240
One-time expenses	17,672

Adjusted operating income	$157,481